Securities and Exchange Commission
Page 1
January 27, 1997

May 17,February XX 1999

Securities and Exchange Commission
40 Fifth Street, N.W.
Washington, D. C.  20549

Ladies and Gentlemen:

                      Fidelity Funds

We have read the letter dated May 17,February xx, 1999 from Richard Silver, Treasurer of the Fidelity Funds, which will be filed in response to Item 77 K of Form N-SAR and are in agreement with the statements contained therein.

Yours very truly,


PricewaterhouseCoopers,  LLP